EXHIBIT 10.2

SMARTRENT, INC.

April 9, 2025

John Dorman

Via email

Dear John,

On behalf of the Board of Directors (the “Board”) of SmartRent, Inc. (the “Company”),1 I am pleased to offer you (“Executive”) the position of interim President and interim Chief Executive Officer (such positions together referred to herein as the “CEO” position) reporting to the Board. The Board very much appreciates your willingness to accept this role and your past contributions to the Company. The terms of your employment with the Company will be as described in this offer letter (this “Agreement”):

1.
Position. Executive’s employment with the Company will begin on April 9, 2025 (the “Start Date”). Executive will have all of the duties, responsibilities and authority commensurate with the position of CEO. Executive primarily will work remotely but will travel to the Company’s Scottsdale, Arizona offices to the extent that he and the Board determine appropriate. Executive also will travel to visit customers, investors, partners, or other Company offices to the extent Executive determines appropriate. The Company will directly pay or reimburse Executive for all such travel in accordance with the Company’s expense reimbursement policies as may be in effect from time to time.

While Executive is serving as CEO, Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, and subject to Section 18(d), Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or reasonably likely to occur potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere with the performance of Executive’s duties to the Company. As of the Start Date, the Board approves Executive’s existing service as a director of Target Hospitality Corp., Landgate Corp. and DeepDyve, Inc., subject to the other provisions of this Agreement.

2.
Term of Agreement. This Agreement will be effective as of the Start Date and will terminate as of the date a non-interim Chief Executive Officer commences employment with the Company, and in any event no later than June 30, 2025, unless Executive and the Board mutually agree in writing to extend the term to end later than such date (provided that in all cases the Agreement will remain in effect to the extent necessary to enforce the parties’ obligations and duties under the Agreement). As provided in Section 13, either the Company or Executive may terminate Executive’s employment as CEO at any time and for any reason (it being understood that, to the extent provided

1 Please see Section 18(m) of this Agreement.

in this Agreement, payments still may be owed following termination of employment, depending on the circumstances of the termination). If Executive’s position as CEO is terminated, Executive agrees to promptly resign from all roles with the Company, the Company’s subsidiaries, parents, and affiliated entities (together with the Company and with each subsidiary, parent and affiliated entity individually and collectively referred to herein as the “Company Group”), provided that such resignation shall not apply to Executive’s service as a member or Chair of the Board and any committee thereof. Executive will cooperate with the Company to complete any steps the Board determines to be necessary or appropriate to confirm such resignation.
3.
Base Salary. Executive will receive a base salary (the “Base Salary”), at the rate of $54,166.67 per month. The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and procedures, and will be pro-rated for any partial month of employment, subject to the following sentence. Executive will receive a total of three months of Base Salary under this Agreement so long as Executive serves as CEO from the Start Date through June 30, 2025 (or, if earlier, through the date on which a non-interim Chief Executive Officer of the Company commences employment, or the date on which Executive ceases employment as CEO due to death or Disability).
4.
Target Bonus. Executive will receive a bonus equal to $162,500 if Executive remains employed by the Company as CEO from the Start Date through June 30, 2025, or, if earlier, through the date on which a non-interim Chief Executive Officer of the Company commences employment or the date on which Executive ceases employment as CEO due to Executive’s death or Disability (in any case, the “Bonus Earning Date”). To the extent earned, such bonus will be paid on the Company’s next regular payroll date following the Bonus Earning Date.
5.
Benefits & Vacation. Due to the temporary nature of Executive’s service as CEO, Executive will not be entitled to participate in the Company’s employee retirement (401(k)), insurance, benefit and vacation programs, except as may be required by law or the eligibility requirements of the applicable plan or program.
6.
Equity. Subject to this Section 6, as soon as reasonably practicable after the Start Date, Executive will be granted restricted stock units (“RSUs”) as follows:
(a)
Time-Based RSUs. Executive will be granted time-based RSUs covering shares of Company Class A common stock (“Shares”) with a total intended value of $250,000. The number of RSUs granted will equal $250,000 divided by the simple average of the closing price per Share for the trailing thirty (30)-trading days up to and including the Start Date, rounded down to the nearest whole Share. The RSUs will be scheduled to vest in 2027 on the last day of Executive’s current term as a member of the Board (or, if earlier, the date of a Change in Control, or the date on which Executive ceases to be a member of the Board due to Executive’s death or Disability), subject in each case to Executive’s continued service to the Company through the applicable vesting date.
(b)
RSU Award Agreement. The RSUs provided under this Section 6 will be granted under the terms of the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and be subject to the terms of the applicable award agreement, which will substantially follow the Company’s standard terms and conditions.

7.
Non-Employee Director Compensation. The compensation provided in Sections 3 through 6 is intended to be additive to the compensation that Executive otherwise would have received under the Company’s Non-Employee Director Compensation Policy (the “Policy”) as a non-employee member of the Board. To the extent that Executive forfeits or does not receive compensation that Executive otherwise would have received under the Policy (but for serving as CEO), the Company will make payments to Executive equal to the amount of forfeited or unpaid compensation (paid at the same time(s) and the in the same amount(s) that otherwise would have applied).
8.
Expenses. The Company will, subject to applicable Company policies and guidelines as they may exist from time to time, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company on terms no less favorable than for any other U.S. based executive officer of the Company.
9.
Effect of Termination of Employment. In the event Executive’s employment is terminated by the Company or by Executive (including due to Executive’s death or Disability), Executive will be paid (in addition to any amounts payable on or following termination to the extent provided in Sections 3 through 7): (i) any earned but unpaid Base Salary; (ii) other unpaid and then-vested amounts, including any amount payable to Executive under the specific terms of any insurance and health and benefit plans in which Executive participates, unless otherwise specifically provided in this Agreement; and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment.
10.
Definitions. As used in this Agreement, the following terms have the following meanings.

“Change in Control” means a “Change in Control” as defined in the 2021 Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.

“Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

11.
Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or other event that constitutes a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder (in either case, a “280G Event” and any such payment or benefit, a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A of the Code that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A of the Code as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.

The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the 280G Event shall make all determinations required to be made under this section. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the 280G Event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in this Agreement or otherwise, the Company may request Executive to consider in good faith submitting any payment or benefit provided for in this Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

12.
Section 409A. It is intended that this Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, Executive and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A of the Code.

The payments and benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable. However, if such exemptions are not available and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, any payments payable under this Agreement on account of a separation from service that would constitute deferred compensation within the meaning of Section 409A of the Code and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death. Each installment payment under this Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in kind benefit be subject to liquidation or exchange for another benefit.

13.
At Will Employment. Employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).
14.
Confidential Information and Other Company Policies. As a condition to employment, Executive will enter into and be bound by and comply fully with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement provided by the Company (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless Executive consents to the same at the time of such amendment. Executive further acknowledges that Executive has acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information while performing Executive’s responsibilities for the Company, and Executive acknowledges that such knowledge and information is the sole and exclusive property of the Company. Executive recognizes that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.
15.
Company Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or Executive prepares or uses or comes into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.
16.
Indemnification. Executive and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company, as applicable. In addition, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company or U.S. based member of the Board.
17.
Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company.
18.
Miscellaneous.
(a)
Arbitration. All disputes arising from Executive’s employment, including the termination thereof, or Executive’s compensation or benefits will be subject to arbitration as set forth in the Confidentiality Agreement.
(b)
Employment Eligibility Verification. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of Executive’s Start Date, or Executive’s employment relationship with the Company may be terminated.

(c)
Absence of Conflicts; Competition with Prior Employer. Executive represents that Executive’s performance of Executive’s duties under this Agreement will not breach any other agreement as to which Executive is a party. Executive agrees that Executive has disclosed to the Company all of Executive’s existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. Executive is not to bring with Executive to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and the Company will assist Executive in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.
(d)
Outside Services. In conducting any outside activities as described in
Section 1 (“Outside Services”), Executive agrees not to conduct services for any other person or entity using any Company property, equipment, facilities, time, systems, or confidential, proprietary, or trade secret information. Similarly, Executive agrees that Executive will not use any other person’s or entity’s property, equipment, facilities, time, systems, or confidential, proprietary, or trade secret information to conduct work for the Company. Further, Executive agrees not to perform or engage in any activities in a manner that would give any person or entity to which Executive may provide Outside Services, or any other third party, rights to any Company inventions, developments, or other intellectual property, and Executive will comply with all obligations under the Confidentiality Agreement and applicable Company policies and agreements, including any codes of conduct.
(e)
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
(f)
Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two (2) days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to the Board at the Company’s corporate headquarters.
(g)
Waiver. No provision of this Agreement will be modified or waived except in writing signed by Executive and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
(h)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(i)
Tax Matters; Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board related to tax liabilities arising from Executive’s compensation.
(j)
Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
(k)
Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.
(l)
Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
(m)
Employer of Record. The parties acknowledge and agree that SmartRent, Inc. is the corporate parent of certain subsidiary companies, including, without limitation SmartRent Technologies, Inc. (“STI”), and that, notwithstanding anything to the contrary in this Agreement, as of the Start Date, Executive’s employer of record with respect to Executive’s services to SmartRent, Inc. and its subsidiaries shall be STI. Executive acknowledges that in Executive’s capacity as CEO of SmartRent, Inc., Executive shall also serve as the interim Chief Executive Officer of STI and/or certain other subsidiaries of SmartRent, Inc. as may be provided in applicable governing documents, and shall perform services related to the business of STI and other subsidiaries of SmartRent, Inc., commensurate with Executive’s role as CEO of SmartRent, Inc. as the parent company of such subsidiaries. References in the Agreement to the “Company” are intended to encompass, as applicable, SmartRent, Inc. and each of its subsidiaries to which Executive provides services in Executive’s role as CEO of SmartRent, Inc. Notwithstanding the foregoing, (i) references in the Agreement to the Company in relation to stock of, equity awards of, or equity interests in, the Company are intended to refer only to SmartRent, Inc. or any successor entity as provided in the applicable equity incentive plan, (ii) references in the Agreement to payments to Executive by the Company shall mean that SmartRent, Inc. shall directly make such payments or shall cause such payments to be made by a subsidiary; and (iii) references in the Agreement to notices to be given by Executive to the Company shall mean that such notice shall be delivered to SmartRent, Inc.

[Signature Page to Agreement Follows]

EXHIBIT 10.2

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive	SmartRent, Inc.
/s/ John Dorman_______ John Dorman	/s/ Ann Sperling________________________ Ann Sperling Member, Board of Directors
April 9, 2025 Date	April 9, 2025 Date

[Signature Page to Agreement]